Exhibit 99.1

4300 Wildwood Parkway
Atlanta, GA  30339
1-888-502-BLUE
www.BlueLinxCo.com

Doug Goforth, CFO & Treasurer	Investor Relations:
BlueLinx Holdings Inc.	Maryon Davis, Director Finance & IR
(770) 953-7505	(770) 221-2666

FOR IMMEDIATE RELEASE

BLUELINX ANNOUNCES SECOND-QUARTER RESULTS
– Second-Quarter Revenue Growth of 16.9% –
– Second-Quarter Results Impacted by 31% Drop in Structural Wood Prices
and Restructuring Charges –

ATLANTA – July 31, 2013 – BlueLinx Holdings Inc. (NYSE:BXC), a leading distributor of building products in North America, today reported financial results for the fiscal second quarter ended June 29, 2013.

Revenues increased 16.9% to $604.6 million from $517.0 million for the same period a year ago.  The Company incurred a net loss of $22.3 million, or $0.27 per diluted share for the fiscal second quarter of 2013, compared with a net loss of $3.7 million, or $0.06 per diluted share, for the fiscal second quarter of 2012.  The Company’s results for the fiscal second quarter were impacted by several previously announced factors, including:

■
a pre-tax restructuring charge of $8.3 million, or $0.10 per diluted share, related to the Company’s change in executive leadership and strategic restructuring activities:  $7.3 million of the total restructuring charges were recorded in operating expense and the remaining $1.0 million is a restructuring inventory reserve recorded in cost of goods sold;

■
lower gross margins related to a significant decline in prices for structural wood products throughout the fiscal second quarter, including a pre-tax lower of cost or market reserve charge of $3.8 million, or $0.05 per diluted share.

Gross profit for the fiscal second quarter totaled $55.2 million, down 12.7% from $63.2 million in the year-ago period.  Gross margins were 9.1% compared to 12.2% a year ago. Structural wood product prices experienced a steady downward trajectory throughout the three months ended June 29, 2013 which negatively impacted gross margins. Overall gross margins were also impacted by a higher sales mix of lower margin structural products, which grew from 41% of revenue a year ago to 45% of fiscal second quarter revenues.  Specialty gross margin of 13.4% increased from 13.3% a year ago as a result of the Company’s ongoing initiatives to increase margins.

BlueLinx 2Q ’13 Press Release

Fiscal second-quarter operating expenses of $70.7 million increased $11.4 million compared to the same period a year ago.  Operating expense included severance charges of $4.3 million, stock compensation related charges of $2.5 million, and $0.5 million in other charges all associated with the Company’s previously announced change in executive leadership and strategic restructuring activities.  Operating expense in the prior year period included a $0.5 million gain from a property insurance settlement.  Reported operating loss for the quarter was $15.6 million, compared to an operating profit of $3.9 million a year ago and reflects the decline in gross margin and the significant special items detailed in the table below.

“The building products market remains highly competitive and volatile; however, the outlook for new residential construction continues to suggest favorable opportunities for BlueLinx.  The benefits of our strategic restructuring activities and refocused operating strategies are the keys to achieving our plan of quickly returning BlueLinx to profitability,” said BlueLinx Executive Chairman Howard Cohen.

“We expect that the Company will be positioned to be EBITDA positive in the second half of 2013 and beyond, assuming total revenue growth consistent with market expectations. Throughout the remainder of fiscal 2013, the Company will continue to implement the cost savings and profit-improving initiatives started this quarter, in order to drive greater speed and efficiency throughout the Company.  The Company will redirect capital from these savings to areas of investment that will drive future revenue growth and higher return on investment,” Mr. Cohen continued.

“As we move into the second half of the year, our objective is to continue positioning BlueLinx for near-term growth and positive operating profits.  We will work toward this objective with greater speed and effectiveness, continuing to expand margins through the continued growth of our specialty products business, managing our structural business for profitability by improving margins to historical levels, and aggressively managing costs,” Mr. Cohen concluded.

For the fiscal six months ended June 29, 2013, revenues totaled $1.11 billion, up 14.1% from $970.7 million the same period a year ago.  Net loss for the fiscal six months ended June 29, 2013 totaled $35.0 million, or $0.46 per diluted share, compared with $14.7 million, or $0.23 per diluted share, a year ago.  Fiscal six-month results for 2013 include a pre-tax restructuring charge totaling $9.2 million, or $0.12 per diluted share and a lower of cost of market reserve charge of $3.8 million, or $0.05 per diluted share.

Gross profit for the fiscal six months ended June 29, 2013 totaled $111.6 million and gross margin was 10.1%, compared with $117.4 million and 12.1%, respectively, a year earlier.  Declines in gross margin were driven by lower margin structural sales increasing from 41% of revenue in the year ago period to 45% of revenue for the six months ended June 29, 2013, compounded by the low structural gross margin in the current quarter.  The decline in gross margin was partially offset by an increase in specialty gross margin to 13.2% from 13.0% a year ago as a result of the Company’s ongoing initiatives to increase margins.

Total operating expenses increased to $132.3 million from $117.6 million a year ago. Operating expenses in the first half of 2013 included $8.2 million in restructuring and severance costs and $0.2 million in gains from the sale of certain properties.  Operating expenses in the first half of 2012 included total gains of $1.0 million from an insurance settlement and the sale of certain properties.  Reported operating loss for the six months ended June 29, 2013 was $20.7 million, compared to an operating loss of $0.2 million a year ago and reflects the decline in gross margin and the significant special items detailed in the table below.

BlueLinx 2Q ’13 Press Release

The Company’s operating results for the 2013 and 2012 second quarter and year-to-date periods, adjusted for significant special items, are shown in the following table (see accompanying financial schedules for full financial details and reconciliations of non-GAAP financial measures to their GAAP equivalents):

in millions, except per share amounts (unaudited)	Quarters Ended		Six Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Pretax loss	$(22.6)	$(3.5)	$(35.0)	$(14.3)
Gain from sale of certain properties	-	-	(0.2)	(0.5)
Gain from property insurance settlement	-	(0.5)	-	(0.5)
Restructuring inventory reserve	1.0	-	1.0	-
Facility restructuring and severance related costs	7.3	-	8.2	-

Adjusted pretax loss	(14.3)	(4.0)	(26.0)	(15.3)
Adjusted benefit from income taxes	(5.8)	(1.3)	(10.1)	(5.5)

Adjusted net loss	$(8.5)	$(2.6)	$(15.9)	$(9.8)

Diluted weighted average shares	84.2	65.5	75.4	65.4

Adjusted diluted net loss per share applicable to common shares	$(0.10)	$(0.04)	$(0.21)	$(0.15)

For the quarter and year-to-date periods ended June 29, 2013, the above table reflects the following events; (i) the Company recorded a gain on the sale of certain surplus properties; (ii) the Company recorded a restructuring inventory reserve; (iii) the Company recorded certain facility restructuring and severance related costs.  The adjusted benefit from income taxes reflected in the table is comprised of the Company’s effective tax rate excluding the valuation allowance related to its deferred tax assets and the tax effect of significant special items.  The adjusted benefit from income taxes assumes the Company’s deferred tax assets are realizable. See the reconciliation of GAAP Net Loss to Adjusted Net Loss accompanying this press release for further details.

For the quarter and year-to-date periods ended June 30, 2012, the above table reflects the following events; (i) the Company recorded a gain on the sale of certain surplus properties during the first quarter of 2012; (ii) the Company recorded a gain from a property insurance settlement.  The adjusted benefit from income taxes reflected in the table is comprised of the Company’s effective tax rate excluding the valuation allowance related to its deferred tax assets and the tax effect of significant special items.  The adjusted benefit from income taxes assumes the Company’s deferred tax assets are realizable. The adjusted benefit from income taxes assumes the Company’s deferred tax assets are realizable. See the reconciliation of GAAP Net Loss to Adjusted Net Loss accompanying this press release for further details.

Liquidity and Capital Resources

As previously announced, on June 28, 2013 the Company entered into an amendment to its U.S. revolving credit agreement that increased the maximum availability under its credit facility to $447.5 million from $422.5 million.  Under terms of the agreement, PNC Bank, N.A. joined the syndicate of existing lenders and provided a loan commitment in the amount of $25.0 million, utilizing $25.0 million of the Company’s $100.0 million uncommitted accordion credit facility.  All other material terms of the credit agreement remain substantially the same.  The Company had $93.0 million of excess availability under its revolving credit facilities as of June 29, 2013.

Conference Call

BlueLinx will host a conference call today at 10:00 a.m. Eastern Time, accompanied by a supporting slide presentation.  Investors can listen to the conference call and view the accompanying slide presentation by going to the BlueLinx web site, www.BlueLinxCo.com, and selecting the conference link on the Investor Relations page.  Investors will be able to access an archived recording of the conference call for one week by calling 404-537-3406, Conference ID# 18692358.  The recording will be available two hours after the conference call has concluded.  Investors also can access a recording of this call on the BlueLinx web site, where a replay of the webcast will be available for 90 days.

BlueLinx 2Q ’13 Press Release

Use of Non-GAAP Measures

BlueLinx reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company also believes that presentation of certain non-GAAP measures, i.e., results excluding certain charges or other nonrecurring events, when appropriate, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance, without the impact of significant special items, and thereby enhances the user’s overall understanding of the Company’s current financial performance relative to past performance and provides a better baseline for modeling future earnings expectations. Any non-GAAP measures used herein are reconciled in the financial tables accompanying this news release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.

EBITDA is a non-GAAP measure that management uses to evaluate the performance of the Company. EBITDA, as we define it, is an amount equal to net (loss) income plus interest expense and all interest expense related items (e.g. changes associated with ineffective interest rate swap, write-off of debt issue costs, charges associated with mortgage refinancing), income taxes, and depreciation and amortization. EBITDA is presented herein because we believe it is a useful supplement to cash flow from operations in understanding cash flows generated from operations that are available for debt service (interest and principal payments) and further investment in acquisitions. However, EBITDA is not a presentation made in accordance with GAAP, and is not intended to present a superior measure of the financial condition from those determined under GAAP.

About BlueLinx Holdings Inc.

Headquartered in Atlanta, Georgia, BlueLinx Holdings Inc., operating through its wholly owned subsidiary BlueLinx Corporation, is a leading distributor of building products in North America. Employing approximately 1,900 people, BlueLinx offers greater than 10,000 products from over 750 suppliers to service approximately 11,500 customers nationwide, including dealers, industrial manufacturers, manufactured housing producers and home improvement retailers. The Company operates its distribution business from sales centers in Atlanta and Denver, and its current network of 55 distribution centers.  BlueLinx is traded on the New York Stock Exchange under the symbol BXC. Additional information about BlueLinx can be found on its Web site at www.BlueLinxCo.com.

BlueLinx 2Q ’13 Press Release

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our ability to return to profitability and our outlook on the housing industry and our guidance regarding anticipated financial results.  All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by BlueLinx to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of BlueLinx’ control that may cause its business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: changes in the supply and/or demand for products that it distributes, especially as a result of conditions in the residential housing market; general economic and business conditions in the United States; the activities of competitors; changes in significant operating expenses; the ability to achieve greater operating efficiencies as a result of the restructuring; changes in the availability of capital, including the availability of residential mortgages; the ability to identify acquisition opportunities and effectively and cost-efficiently integrate acquisitions; adverse weather patterns or conditions; acts of war or terrorist activities; variations in the performance of the financial markets; and other factors described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the year ended December 29, 2012 and in its periodic reports filed with the Securities and Exchange Commission from time to time. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. BlueLinx undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, changes in expectation or otherwise, except as required by law.

- Tables to Follow -

BlueLinx 2Q ’13 Press Release

BlueLinx Holdings Inc.
Statements of Operations
in thousands, except per share data

	Quarters Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$604,592	$517,026	$1,107,745	$970,734
Cost of sales	549,407	453,838	996,102	853,314
Gross profit	55,185	63,188	111,643	117,420
Operating expenses:
Selling, general, and administrative	68,510	57,136	127,929	113,202
Depreciation and amortization	2,229	2,187	4,402	4,447
Total operating expenses	70,739	59,323	132,331	117,649

Operating (loss) income	(15,554)	3,865	(20,688)	(229)
Non-operating expenses:
Interest expense	6,916	7,325	14,108	14,107
Other expense (income), net	128	49	238	(13)

Loss before (benefit from) provision for income taxes	(22,598)	(3,509)	(35,034)	(14,323)
(Benefit from) provision for income taxes	(292)	197	(79)	402
Net loss	$(22,306)	$(3,706)	$(34,955)	$(14,725)

Basic weighted average number of common shares outstanding	84,167	65,471	75,441	65,420
Basic net loss per share applicable to common shares	$(0.27)	$(0.06)	$(0.46)	$(0.23)
Diluted weighted average number of common shares outstanding	84,167	65,471	75,441	65,420
Diluted loss per share applicable to common shares	$(0.27)	$(0.06)	$(0.46)	$(0.23)

BlueLinx 2Q ’13 Press Release

BlueLinx Holdings Inc.
Balance Sheets
in thousands

	June 29,	December 29,
	2013	2012
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$8,386	$5,188
Receivables, net	232,994	157,465
Inventories, net	318,437	230,059
Other current assets	27,343	19,427
Total current assets	587,160	412,139

Property, plant, and equipment:
Land and improvements	41,048	43,120
Buildings	90,287	94,070
Machinery and equipment	78,660	78,674
Construction in progress	1,834	1,173
Property, plant, and equipment, at cost	211,829	217,037
Accumulated depreciation	(102,986)	(101,684)
Property, plant, and equipment, net	108,843	115,353
Non-current deferred income tax assets, net	445	445
Other non-current assets	17,852	16,799
Total assets	$714,300	$544,736

Liabilities:
Current liabilities:
Accounts payable	$127,767	$77,850
Bank overdrafts	20,933	35,384
Accrued compensation	5,241	6,170
Current maturities of long-term debt	120,175	8,946
Deferred income taxes, net	449	449
Other current liabilities	15,867	10,937
Total current liabilities	290,432	139,736
Non-current liabilities:
Long-term debt	381,579	368,446
Other non-current liabilities	57,134	57,146
Total liabilities	729,145	565,328

Stockholders’ Deficit:
Common stock	866	637
Additional paid in capital	249,683	209,815
Accumulated other comprehensive loss	(29,437)	(30,042)
Accumulated deficit	(235,957)	(201,002)
Total stockholders’ deficit	(14,845)	(20,592)
Total liabilities and stockholders’ deficit	$714,300	$544,736

BlueLinx 2Q ’13 Press Release

BlueLinx Holdings Inc.
Statements of Cash Flows
in thousands

	Periods Ended
	June 29,	June 30,
	2013	2012
	(unaudited)	(unaudited)

Cash flows from operating activities:
Net loss	$(34,955)	$(14,725)
Adjustments to reconcile net loss to cash used in operations:
Depreciation and amortization	4,402	4,447
Amortization of debt issuance costs	1,671	1,863
Write-off of debt issuance costs	119	-
Gain from sale of properties	(230)	(530)
Gain from property insurance settlement	-	(476)
Vacant property charges, net	-	(78)
Severance charges	4,331	-
Payments on modification on lease agreement	-	(5,000)
Deferred income tax benefit	-	(24)
Share-based compensation expense	4,327	1,420
(Increase) decrease in restricted cash related to insurance and other	(85)	657
Other	855	5,585
	(19,565)	(6,861)
Changes in primary working capital components:
Receivables	(75,529)	(63,242)
Inventories	(88,378)	(50,053)
Accounts payable	49,815	10,050
Net cash used in operating activities	(133,657)	(110,106)

Cash flows from investing activities:
Property, plant, and equipment investments	(2,965)	(2,140)
Proceeds from disposition of assets	443	1,915
Net cash used in investing activities	(2,522)	(225)

Cash flows from financing activities:
Excess tax benefits from share-based compensation arrangements	16	-
Repurchase of shares to satisfy employee tax withholdings	(2,867)	(424)
Repayments on the revolving credit facilities	(266,845)	(201,403)
Borrowings from the revolving credit facilities	395,383	313,666
Payments of principal on mortgage	(4,176)	(7,747)
Payments on capital lease obligations	(768)	(414)
(Decrease) increase in bank overdrafts	(14,451)	8,339
Increase in restricted cash related to the mortgage	(2,800)	-
Debt issuance costs	(2,830)	(1,433)
Proceeds from stock offering less expenses paid	38,715	-
Net cash provided by financing activities	139,377	110,584

Increase in cash	3,198	253
Balance, beginning of period	5,188	4,898
Balance, end of period	$8,386	$5,151

Non Cash Transactions:
Capital leases	$-	$32

BlueLinx 2Q ’13 Press Release

BlueLinx Holdings Inc.
Unaudited Reconciliation of GAAP Net cash used in operating activities to Non-GAAP EBITDA
in thousands

	Six Months Ended
	June 29,	June 30,
	2013	2012

GAAP net cash used in operating activities	$(133,657)	$(110,106)

Adjustments:

Amortization of debt issuance costs	(1,671)	(1,863)
Write-off of debt issuance costs	(119)	-
Payments on modification of lease agreement	-	5,000
Gain from sale of certain properties	230	530
Gain from property insurance settlement	-	476
Vacant property charges, net	-	78
Severance charges	(4,331)	-
Share-based compensation	(4,327)	(1,420)
Changes in assets and liabilities	113,322	97,027
Interest expense	14,108	14,107
(Benefit from) provision for income taxes	(79)	402
EBITDA	$(16,524)	$4,231

BlueLinx 2Q ’13 Press Release

BlueLinx Holdings Inc.
Adjusted Pre-Tax Loss
in thousands, except for per share amounts

	Quarters Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Pretax loss	$(22,598)	$(3,509)	$(35,034)	$(14,323)
Gain from sale of certain properties	-	48	(230)	(530)
Gain from property insurance settlement	-	(476)	-	(476)
Restructuring inventory reserve	1,000	-	1,000	-
Facility restructuring and severance related costs	7,309	-	8,198	-
Adjusted pretax loss	(14,289)	(3,937)	(26,066)	(15,329)
Adjusted benefit from income taxes	(5,808)	(1,322)	(10,141)	(5,515)
Adjusted net loss	$(8,481)	$(2,615)	$(15,925)	$(9,814)
Diluted weighted average shares	84,167	65,471	75,441	65,420
Adjusted diluted net loss per share applicable to common shares	$(0.10)	$(0.04)	$(0.21)	$(0.15)

BlueLinx Holdings Inc.
Reconciliation of GAAP Net Loss to Adjusted Net Loss
in thousands

	Quarters Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

GAAP net loss	$(22,306)	$(3,706)	$(34,955)	$(14,725)
Gain from sale of certain properties	-	48	(230)	(530)
Gain from property insurance settlement	-	(476)	-	(476)
Restructuring inventory reserve	1,000	-	1,000	-
Facility restructuring and severance related costs	7,309	-	8,198	-
Tax effect of selected charges	(3,207)	165	(3,462)	388
Valuation allowance	8,723	1,354	13,524	5,529
Adjusted net loss	$(8,481)	$(2,615)	$(15,925)	$(9,814)

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